For Immediate Release	Exhibit 99.1
Contact:
Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
(Media)	(Company)
chris@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Completes Largest Acquisitions in Company History:
Acquires Four Silicon Valley Residence Inns for $326 Million,
Completes 47-Hotel Acquisition in Joint Venture

To Hold Conference Call June 17 to Provide In-Depth Details/Plans/Guidance

PALM BEACH, Fla., June 10, 2014-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded, select-service hotels, today announced that it completed the previously announced acquisition of a 51-hotel, 6,848-room portfolio from a joint venture comprised of Cerberus Capital Management LP and Chatham in two separate transactions. The combined total purchase price was $1.3 billion, before capital expenditure reserves credited to the buyers of $39.7 million. Barclays Capital served as exclusive financial advisor to Chatham. Wachtell, Lipton, Rosen & Katz and Hunton & Williams served as legal advisors to Chatham.

Chatham acquired four Residence Inns by Marriott® in Silicon Valley, comprising 751 rooms, as part of the sale of the 51-hotel portfolio for a net cash purchase price of $272.6 million, or approximately $363k per room. The transaction consists of the gross purchase price of $341.5 million less reserve credits of $15.1 million, resulting in a net purchase price of $326.4 million.

Chatham is considering the redevelopment and expansion of all four Silicon Valley Residence Inn hotels to increase the room count by 36 percent to a total of 1,023 rooms. The 272-room expansion would include a new lobby and public spaces in each location with an estimated aggregate cost of approximately $59.0 million, or approximately $217k per additional room. On a pro-forma basis, the all-in cash cost for the four hotels would be approximately $331.9 million, or approximately $324k per room. The expansion/upgrade would take approximately 12 months in each location, but given the campus layout of the sites, disruption is expected to be minimal.

The remaining 47 hotels in the 51-hotel portfolio were purchased by a joint venture between NorthStar Realty Finance Corp (NYSE: NRF), a diversified commercial real estate investment and asset management company, and Chatham for a gross purchase price of $958.5 million, a net cash purchase price of $933.9 million after reserve credits, or $153k per room. NorthStar acquired Cerberus’ 89.7 percent interest in the prior joint venture, while Chatham retained its 10.3 percent interest.

Based on the net purchase price for the sale of the 51-hotel Innkeepers JV portfolio, Chatham experienced a non-GAAP economic gain of approximately $80 million, or over $3 per share. Chatham expects to recognize approximately $54 million of the economic gain in the 2014 second quarter, net of its continued 10.3 percent interest in the Innkeepers JV. Chatham expects to roll most of this gain tax-free between the basis of Chatham’s investments in the joint venture and the four Silicon Valley hotels.

Conference Call

Chatham will hold a conference call to discuss the transactions and planned expansions at 10 a.m. EST on Tuesday, June 17, 2014 to provide in-depth details of the acquisitions, discuss plans for the four-hotel portfolio and update prior guidance. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-888-430-8705, reference number 7070032. A recording of the call will be available by telephone until 1 p.m. EST on June 24, 2014, by dialing 1-888-203-1112, reference number 7070032. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 77 hotels totaling 10,688 rooms/suites, comprised of 29 hotels it wholly owns with an aggregate of 4,343 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 48 hotels with an aggregate of 6,345 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking.  Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements.  Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.